Registration No. 333-

As filed with the Securities and Exchange Commission on December 30, 2021

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Presidio Property Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland	33-0841255
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4995 Murphy Canyon Road, Suite 300

San Diego, California 92123

(Address of Principal Executive Offices and Zip Code)

Presidio Property Trust, Inc. 2017 Incentive Award Plan

(Full title of the plan)

Jack K. Heilbron

Chief Executive Officer and President

4995 Murphy Canyon Road, Suite 300

San Diego, CA 92123

(760) 471-8536

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Avital Perlman, Esq.

Darrin Ocasio, Esq.

Sichenzia Ross Ference LLP
1185 Avenue of the Americas, 31st Floor

New York, NY 10036
Telephone: (212) 930-9700

Fax: (212) 930-9725

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)

Series A Common Stock, par value $0.01 per share	416,549	(3)	$3.89	$1,620,375.61	$150.21
Series A Common Stock, par value $0.01 per share	586,620	(4)	$3.89	$2,281,951.80	$211.54
Total	1,003,169		$3.89	$3,902,327.41	$361.75

(1)	This Registration Statement also registers an indeterminable number of additional securities to be offered or issued upon adjustments or changes made to registered securities by reason of any stock splits, stock dividends or similar transactions as permitted by Rule 416(a) and Rule 416(b) under the Securities Act of 1933, as amended, or the Securities Act.
(2)	The proposed maximum offering price per share and registration fee were calculated in accordance with Rule 457(c) based on the average of the high and low prices of the Common Stock reported on the Nasdaq Capital Market on December 28, 2021.
(3)	Represents 386,837 and 29,712 shares, respectively, of restricted Common Stock issued to current and former directors, executive officers and employees of the registrant pursuant to the Presidio Property Trust, Inc. 2017 Equity Incentive Award Plan (the “2017 Plan”) and the Presidio Property Trust, Inc. 1999 Flexible Incentive Plan (the “1999 Plan”).
(4)	Represents shares of Common Stock reserved for future issuance pursuant to the 2017 Plan. The 1999 Plan was superseded by the 2017 Plan.

EXPLANATORY NOTE

This Registration Statement of Presidio Property Trust, Inc. (“we”, “us”, “our”, the “Company,” or “Registrant”) contains two parts. The first part contains a reoffer prospectus pursuant to Form S-3 (in accordance with Section C of the General Instructions to the Form S-8), which covers reoffers and resales of “restricted securities” and/or “control securities” (as such terms are defined in Section C of the General Instructions to Form S-8). This reoffer prospectus relates to offers and resales by current and former directors, executive officers and employees of shares of restricted Series A Common Stock, par value $0.01 per share (the “Common Stock”), of the Company that were issued pursuant to the Presidio Property Trust, Inc. 2017 Equity Incentive Award Plan (the “2017 Plan”) and the Presidio Property Trust, Inc. 1999 Flexible Incentive Plan (the “1999 Plan” and, together with the 2017 Plan, the “Plans”). This reoffer prospectus may be used by the selling stockholders for reoffers and resales on a continuous or delayed basis in the future of up to 416,549 shares of Common Stock issued pursuant to the Plans. The second part of this Registration Statement contains information required in the Registration Statement pursuant to Part II of Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in Part I, and the Note to Part I of Form S-8 will be delivered to each of the participants in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), but these documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a Prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

We will provide to each recipient of a grant under the Plans a written statement advising of the availability of documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) prospectus) and of documents required to be delivered pursuant to Rule 428(b) under the Securities Act without charge and upon written or oral request by contacting:

Adam Sragovicz

Chief Financial Officer

Presidio Property Trust, Inc.

4995 Murphy Canyon Road, Suite 300

San Diego, CA 92123

Phone number: (619) 391-2364

REOFFER PROPSECTUS

Presidio Property Trust, Inc.

416,549 Shares of Series A Common Stock

This reoffer prospectus (“prospectus”) covers the resale of an aggregate of up to 416,549 shares (the “Shares”) of our Series A Common Stock, $0.01 par value per share (the “Common Stock”), by the selling stockholders listed in this prospectus (the “Selling Stockholders”), certain of whom are deemed to be our affiliates, as that term is defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). The Selling Stockholders acquired such shares pursuant to grants and awards made under the Presidio Property Trust, Inc. 2017 Incentive Award Plan, referred to in this prospectus as the “2017 Plan” and/or under the Presidio Property Trust, Inc. 1999 Flexible Incentive Plan, referred to in this prospectus as the “1999 Plan” and, together with the 2017 Plan, the “Plans”.

We will not receive any proceeds from sales of the shares of our Common Stock covered by this prospectus by any of the Selling Stockholders. The shares may be offered, from time to time, by any or all the Selling Stockholders through ordinary brokerage transactions, in negotiated transactions or in other transactions, at such prices as they may determine, which may relate to market prices prevailing at the time of sale or be a negotiated price. See “Plan of Distribution.” We will bear all costs, expenses and fees in connection with the registration of the shares. Brokerage commissions and similar selling expenses, if any, attributable to the offer or sale of the shares will be borne by the Selling Stockholders.

Each Selling Stockholder and any broker executing selling orders on behalf of a Selling Stockholder may be deemed to be an “underwriter” as defined in the Securities Act. If any broker-dealers are used to effect sales, any commissions paid to broker-dealers and, if broker-dealers purchase any of the shares of Common Stock covered by this prospectus as principals, any profits received by such broker-dealers on the resales of shares may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the Selling Stockholders may be deemed to be underwriting commissions.

Shares of our Common Stock are listed on the Nasdaq Capital Market under the symbol “SQFT.” On December 28, 2021, the last reported sale price of our Common Stock was $3.81 per share.

We may amend or supplement this reoffer prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus, the information incorporated by reference herein and any amendments or supplements carefully before you make your investment decision.

Investing in our securities involves a high degree of risk. In reviewing this reoffer prospectus, you should carefully consider the matters described under the heading “Risk Factors” beginning on page 9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this reoffer prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this reoffer prospectus is December 30, 2021.

ABOUT THIS PROSPECTUS

In this prospectus, the “Company,” “Presidio,” “we,” “us,” “our,” “ours” and similar terms refer to Presidio Property Trust, Inc. and its consolidated subsidiaries.

Information on the shares offered pursuant to this reoffer prospectus, as listed below, do not necessarily indicate that the Selling Stockholders presently intend to sell any or all the shares so listed.

You should rely only on the information contained in this prospectus or incorporated by reference in this prospectus and in any applicable prospectus supplement. Neither we nor the Selling Stockholders have authorized anyone to provide you with different information. We and the Selling Stockholders take no responsibility for and can provide no assurance as to the reliability of, any other information that others may give you. The information contained in this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein or therein are accurate only as of the date such information is presented. Our business, financial condition, results of operations and prospects may have changed since that date. You should also read this prospectus together with the additional information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.” This prospectus may be supplemented from time to time to add, update or change information in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus.

The Selling Stockholders are offering the Common Stock only in jurisdictions where such issuances are permitted. The distribution of this prospectus and the sale of the Common Stock in certain jurisdictions may be restricted by law. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the Common Stock offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits, can be read on the website of the Securities and Exchange Commission (the “Commission”) or at the Commission’s offices mentioned under the heading “Where You Can Find More Information.”

Our logo and other trade names, trademarks, and service marks of Presidio Property Trust, Inc. appearing in this prospectus are the property of our Company. Other trade names, trademarks, and service marks appearing in this prospectus are the property of their respective holders.

The market data and certain other statistical information used throughout this prospectus and incorporated by reference herein are based on independent industry publications, government publications and other published independent sources. Although we believe that these third-party sources are reliable and that the information is accurate and complete, we have not independently verified the information. Some data is also based on our good faith estimates. While we believe the market data included in this prospectus and the information incorporated herein and therein by reference is generally reliable and is based on reasonable assumptions, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the heading “Risk Factors” beginning on page 9 of this prospectus.

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PROSPECTUS SUMMARY

The following summary highlights material information found in more detail elsewhere in, or incorporated by reference in, this prospectus. It does not contain all of the information you should consider. As such, before making an investment decision, we urge you to carefully read the entire prospectus and documents incorporated by reference herein, especially the risks of investing in our securities as discussed under “Risk Factors” herein and therein.

Overview

We are an internally managed, diversified real estate investment trust (“REIT”). We invest in a multi-tenant portfolio of commercial real estate assets comprised of office, industrial, and retail properties and model homes leased back to the homebuilder located primarily in the western United States. As of September 30, 2021, the Company owned or had an equity interest in:

●	Seven office buildings and one industrial property (“Office/Industrial Properties”), which total approximately 724,000 rentable square feet;
●	Four retail shopping centers (“Retail Properties”), which total approximately 121,000 rentable square feet; and
●	85 model home residential properties (“Model Homes” or “Model Home Properties”), totaling approximately 255,000 square feet, leased back on a triple-net basis to homebuilders that are owned by six affiliated limited partnerships and one wholly-owned corporation, all of which we control.

We own five commercial properties located in Colorado, four in North Dakota, two in Southern California and one in Texas. Our model home properties are located in four states. Our commercial property tenant base is highly diversified and consists of approximately 142 individual commercial tenants with an average remaining lease term of approximately 3.0 years as of September 30, 2021. As of September 30, 2021, two commercial tenants represented more than 5.0% of our annualized base rent, while our ten largest tenants represented approximately 35.52% of our annualized base rent. In addition, our commercial property tenant base has limited exposure to any single industry.

In addition, we also own interests, through our subsidiaries and affiliated limited partnerships, in model homes primarily located in Texas and Florida. As of September 30, 2021, there were 85 such model homes. We purchase model homes from established residential home builders and lease them back to the same home builders on a triple-net basis.

Our main objective is to maximize long-term stockholder value through the acquisition, management, leasing and selective redevelopment of high-quality office and industrial properties. We focus on regionally dominant markets across the United States which we believe have attractive growth dynamics driven in part by important economic factors such as strong office-using employment growth; net in-migration of a highly educated workforce; a large student population; the stability provided by healthcare systems, government or other large institutional employer presence; low rates of unemployment; and lower cost of living versus gateway markets. We seek to maximize returns through investments in markets with limited supply, high barriers to entry, and stable and growing employment drivers. Our model home portfolio supports the objective of maximizing stockholder value by focusing on purchasing new single-family model homes and leasing them back to experienced homebuilders. We operate the model home portfolio in markets where we can diversify by geography, builder size, and model home purchase price.

Our co-founder, Chairman, President and Chief Executive Officer is Jack K. Heilbron, a 40-year veteran in real estate investing, including eight years with Excel Realty Trust, Inc. (“Excel REIT”), previously an NYSE-listed retail REIT, and one of its predecessor companies, The Investors Realty Trust (“IRT”), prior to founding our Company. Together with our former Chief Financial Officer and Treasurer, Kenneth W. Elsberry, Mr. Heilbron founded both our Company and Clover Income and Growth REIT, Inc. (“Clover REIT”), a private REIT focused on retail mixed-use properties. During Mr. Heilbron’s tenure at Excel REIT, IRT and Clover REIT, Mr. Heilbron oversaw the investment of substantial real estate assets and saw Clover REIT liquidate at a substantial gain to investors. Our model home division is led by Larry G. Dubose, a pioneer in the industry who has over 30 years of experience acquiring, financing, managing, and operating model home sale-leaseback transactions with builders throughout the nation. Our senior management team also includes Gary M. Katz, Adam Sragovicz, and Ed Bentzen, each of whom has approximately 20 years or more of diverse experience in various aspects of real estate, including both commercial and residential, management, acquisitions, finance and dispositions in privately-held and publicly traded companies. We believe this industry experience and depth of relationships provides us with a significant advantage in sourcing, evaluating, underwriting and managing our investments.

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Our Current Portfolio

Our commercial portfolio as of September 30, 2021 consisted of 12 properties located in Colorado, North Dakota, California and Texas and 85 model home properties located in four states, with the majority located in Texas and Florida. In August 2021, we acquired a newly-built franchised national child education provider building located in an affluent area of fast-growing Houston, Texas. This geographical clustering enables us to minimize operating costs and leverage efficiencies by managing a number of properties utilizing minimal overhead and staff.

Commercial Portfolio

As of September 30, 2021, our commercial real estate portfolio consisted of the following properties:

Property Location ($ in 000s)	Sq. Ft.	Date Acquired	Year Property Constructed	Purchase Price (1)	Occupancy	Percent Ownership	Mortgage Outstanding
Office/Industrial Properties:
Genesis Plaza, San Diego, CA (2)	57,807	08/10	1989	$10,000	74.7%	76.4%	$6,196
Dakota Center, Fargo, ND	119,434	05/11	1982	9,575	72.3%	100%	9,734
Grand Pacific Center, Bismarck, ND	93,058	04/14	1976	5,350	56.6%	100%	3,650
Arapahoe Service Center II, Centennial, CO	79,023	12/14	2000	11,850	100%	100%	7,812
West Fargo Industrial, West Fargo, ND	150,030	08/15	1998/2005	7,900	89.1%	100%	4,177
300 N.P., West Fargo, ND	34,517	08/15	1922	3,850	66.8%	100%	2,243
One Park Centre, Westminster, CO	69,174	08/15	1983	9,150	79.5%	100%	6,305
Shea Center II, Highlands Ranch, CO	121,301	12/15	2000	$25,325	96.8%	100%	$17,559
Total Office/Industrial Properties	724,334			$83,000	81.5%		$57,676

Retail Properties:
World Plaza, San Bernardino, CA (3)	55,810	09/07	1974	7,650	100%	100%	—
Union Town Center, Colorado Springs, CO	44,042	12/14	2003	11,212	75.6%	100%	8,198
Research Parkway, Colorado Springs, CO	10,700	08/15	2003	2,850	100.0%	100%	1,720
Mandolin, Houston, TX (4)	10,500	08/21	2021,	4,892	100.0%	61.3%	—
Total Retail Properties	121,052			$26,604	91.1%		$9,918
Total Commercial Properties (5)	845,396			$109,604	82.9%		$67,594

(1)	Prior to January 1, 2009, “Purchase Price” includes our acquisition related costs and expenses for the purchase of the property. After January 1, 2009, acquisition related costs and expenses were expensed when incurred.
(2)	Genesis Plaza is owned by two tenants-in-common, each of which 57% and 43%, respectively, and we beneficially own an aggregate of 76.4%.
(3)	This property is held for sale as of September 30, 2021.
(4)	A portion of the proceeds from the sale of Highland Court were used in like-kind exchange transactions pursued under Section 1031 of the Internal Revenue for the acquisition of our Mandolin property. Mandolin is owned by NetREIT Palm Self-Storage LP, through its wholly owned subsidiary NetREIT Highland LLC, and the Company is the sole general partner and owns 61.3% of NetREIT Palm Self-Storage LP.
(5)	This table does not include a commercial building purchased on December 22, 2021 in Baltimore, Maryland, which is wholly owned by the Company and 100% leased.

For additional information about annual base rent for our commercial properties, please see “Annualized Base Rent Per Square Foot for Last Three Years” in our “Business and Property” section.

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Model Home Portfolio

Our model home division utilizes newly-built single family model homes as an investment vehicle. Our model home division purchases model homes from, and leases them back to, homebuilders as commercial tenants on a triple-net basis. These triple-net investments in which the commercial homebuilders bear the expenses of operations, maintenance, real estate taxes and insurance (in addition to defraying monthly mortgage payments), alleviate significant cost and risk normally associated with holding single family homes for speculative sale or for lease to residential tenants.

The following table shows a list of our Model Home properties by geographic region as of September 30, 2021:

Geographic Region	No. of Properties	Aggregate Square Feet	Approximate % of Square Feet	Current Base Annual Rent	Approximate of Aggregate % Annual Rent
Southwest	79	237,416	92.4%	$2,206,128	90.0%
Southeast	3	8,201	3.0%	61,528	3.3%
Northeast	2	6,153	2.2%	80,844	3.0%
Midwest	1	3,663	2.4%	57,420	3.7%
Total	85	255,433	100%	$2,405,920	100%

Our Investment Approach

Our Commercial Property Investment Approach

We acquire high-quality commercial properties in overlooked and/or underserved markets, where we believe we can create long-term stockholder value. Our potential commercial investments are extensively reviewed based on several characteristics, including:

●	Market Research. We invest in properties within regionally dominant markets that we believe to be overlooked. We analyze potential markets for the key indicators that we feel will provide us higher risk adjusted returns. These indicators may include a net in-migration of highly educated workers, business friendly governmental policies, large university populations, accessible healthcare systems and available housing. We believe this quantitative approach will result in property acquisitions in markets with substantially higher demand for high quality commercial real estate.
●	Real Estate Enhancement. We typically acquire properties where we believe market demand is such that values can be significantly enhanced through repositioning strategies, such as upgrading common areas and tenant spaces, re-tenanting and leasing vacant space. We expect that these strategies will increase rent and occupancy while enhancing long-term value.
●	Portfolio Management. We believe our target markets have benefited from substantial economic growth, which provides us with opportunities to achieve long-term value and ultimately sell properties and recycle capital into properties offering a higher risk-adjusted return. We have achieved substantial returns in the past from the operation, repositioning, and sale of properties. We continue to actively manage our properties to maximize the opportunity to recycle capital.

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Our Model Home Property Investment Approach

Model homes are single-family homes constructed by builders for the purpose of showcasing floor plans, elevations, optional features, and workmanship when marketing the development where the homes are located. Each model home is designed to be held for a minimum lease term (usually three years), after which the model home is listed for sale at the estimated fair market value. Our model home business operates independently in Houston, Texas, with minimal time commitment by senior management. We seek to purchase model homes, at a 5% to 10% discount, that have a likelihood of appreciation within the expected three-year term of the lease and anticipate unlevered pro forma returns over 8% during our holding period and expected lease term. Our model home leaseback agreements are triple-net, requiring the homebuilder/tenant to pay all operating expenses. We seek model homes in a variety of locations, a variety of price ranges, and from a variety of builders and developers to diversify the risk from economic conditions that may adversely affect a particular development or location.

During the nine months ended September 30, 2021, we acquired six model homes for approximately $2.9 million. The purchase price was paid through cash payments of approximately $0.9 million and mortgage notes of approximately $2.0 million. During the nine months ended September 2021, we disposed of 39 model homes for approximately $19.0 million and recognized a gain of approximately $2.9 million. During the year ended December 31, 2020, we sold 46 model homes for approximately $18.1 million and recognized a gain of approximately $1.6 million. During the year ended December 31, 2019, we sold 41 model homes for approximately $14.6 million and recognized a gain of approximately $1.2 million. We believe that our model home business provides incentives to builders by allowing them to redeploy capital, use sales proceeds to pay down lines of credit, accelerate their internal rate of return calculations, improve margins and inventory turnover, and provides diversification of their risk.

Our Growth Strategy

Our principal business objective is to provide attractive risk-adjusted returns to our stockholders through a combination of (i) sustainable and increasing rental income and cash flow that generates reliable, increasing dividends and (ii) potential long-term appreciation in the value of our properties and securities. Our primary strategy to achieve our business objective is to invest in, own and manage a diverse multi-tenant portfolio of high-quality commercial properties in promising regionally dominant markets, which we believe will drive higher tenant retention and occupancy.

Our Commercial Property Growth Strategy

We intend to grow our commercial portfolio by acquiring high-quality properties in our target markets. We may selectively invest in industrial, office, retail, triple net and other properties where we believe we can achieve higher risk-adjusted returns for our stockholders. We expect that our extensive broker and seller relationships will benefit our acquisition activities and help set us apart from competing buyers. In addition, we continue to actively manage our portfolio of commercial properties and continue to redeploy capital through the opportunistic sale of certain commercial properties.

We typically purchase properties at what we believe to be a discount to the replacement value of the property. We seek to enhance the value of these properties through active asset management where we believe we can increase occupancy and rent. We typically achieve this growth through value-added investments in these properties, such as common area renovations, enhancement of amenities, improved mechanical systems, and other value-enhancing investments. We generally will not invest in ground-up development as we believe our target markets’ rental rates are below those needed to justify new construction.

Our Model Home Growth Strategy

We intend to purchase model homes that are in the “move-up market” and in the first-time homebuyer market. The purchase of model homes will be from builders that have sufficient assets to fulfill their lease obligations and with model homes that offer a good opportunity for appreciation upon their sale. Sales proceeds from model homes will typically be reinvested to acquire new model homes.

Our Pipeline

Our pipeline is comprised of several properties under various stages of review, with individual projected purchase prices ranging from approximately $5 million to $25 million. The pipeline is composed of triple-net, industrial, general office, needs-based retail, and medical office properties.

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Our Competitive Strengths

We believe that our management team’s extensive public REIT and general real estate experience distinguishes us from many other public and private real estate companies. Specifically, our competitive strengths include, among others:

●	Experienced Senior Management Team. Our senior management team has over 75 combined years of experience with public-reporting companies, including real estate experience with a number of other publicly traded companies and institutional investors. We are the third REIT to be co-founded by our CEO, providing us with core real estate experience in addition to substantial public market experience. We have operated as a publicly-reporting company since 2009.

●	Investment Focus. We believe that our focus on attractive regionally dominant markets provides higher risk-adjusted returns than other public REITs and institutional investors which are focused on gateway markets and major metropolitan areas, as our target markets provide less competition resulting in higher initial returns and greater opportunities to enhance value through institutional quality asset management.

●	Nimble Management Execution. Our principal focus is on acquiring commercial properties offering immediate yield, combined with identifiable value-creation opportunities. We operate in niche geographies, targeting acquisitions valued at between $10 million and $30 million to limit competition from larger, better capitalized buyers focused on core markets. We continue to identify and execute these types and sizes of transactions efficiently, which we believe provides us an advantage over other institutional investors, including larger REITs that focus on larger properties or portfolios in more competitively marketed investment transactions.

●	Extensive Broker and Seller Relationships. Our senior management team has developed extensive broker and seller relationships, which remain vital to our acquisition efforts. Of our 12 acquisitions since 2014, nine of these transactions were procured either off-market or through brokers with whom we have a historical relationship. We expect these relationships, as well as our ability to establish such relationships in new markets, to provide valuable access to an acquisition pipeline.

Our REIT Status

We elected to be taxed as a REIT for federal income tax purposes commencing with our taxable year ended December 31, 2001. To continue to be taxed as a REIT, we must satisfy numerous organizational and operational requirements, including a requirement that we distribute at least 90% of our REIT taxable income to our stockholders, as defined in the Code and calculated on an annual basis. As a REIT, we are generally not subject to federal income tax on income that we distribute to our stockholders. If we fail to qualify for taxation as a REIT in any year, our income will be taxed at regular corporate rates, and we may be precluded from qualifying for treatment as a REIT for the four-year period following our failure to qualify. Even though we qualify as a REIT for federal income tax purposes, we may still be subject to state and local taxes on our income and property and to federal income and excise taxes on our undistributed income. For more information, please see “U.S. Federal Income Tax Considerations.”

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Organizational Structure

The following chart summarizes our current ownership structure:

Distribution Policy

We plan to distribute at least 90% of our annual REIT taxable income to our stockholders in order to maintain our status as a REIT.

We intend to declare quarterly distributions. To be able to pay such dividends, our goal is to generate cash distributions from operating cash flow and proceeds from the sale of properties. During 2020, 2019, and 2018, we declared distributions on our Series A Common Stock of approximately $1.0 million each year. During the nine months ended September 30, 2021, the Company paid three cash dividends to the holders of shares of Series A Common Stock of approximately $1.0 million or $0.101 per share, approximately $1.0 million or $0.102 per share, and approximately $1.03 million or $0.103 per share. On November 23, 2021, the Company announced that it would pay a cash dividend of approximately $0.104 per share, on December 20, 2021 to all stockholders of record as of the close of business on December 6, 2021. Additionally, pursuant to the terms of our Series D Preferred Stock, since the date of issuance of shares of Series D Preferred Stock through September 30, 2021, we have declared a dividend of approximately $539,000. Of that amount, $455,000 was paid during the three months ended September 30, 2021. We paid dividends on the Series D Preferred Stock of $179,685 on each of October 15, 2021 and December 15, 2021. However, we cannot provide any assurance as to the amount or timing of future distributions. For example, our distributions were suspended for the periods from the third quarter of 2017 through the third quarter of 2018 and from the second quarter of 2019 through the third quarter of 2020.

To the extent that we make distributions in excess of our earnings and profits, as computed for federal income tax purposes, these distributions will represent a return of capital, rather than a dividend, for federal income tax purposes. Distributions that are treated as a return of capital for federal income tax purposes generally will not be taxable as a dividend to a U.S. stockholder, but will reduce the stockholder’s basis in its shares (but not below zero) and therefore can result in the stockholder having a higher gain upon a subsequent sale of such shares. Return of capital distributions in excess of a stockholder’s basis generally will be treated as gain from the sale of such shares for federal income tax purposes.

We provide each of our stockholders a statement detailing distributions paid during the preceding year and their characterization as ordinary income, capital gain or return of capital. During the year ended December 31, 2020, all dividends were non-taxable as they were considered return of capital to the stockholders. During the year ended December 31, 2019, all dividends were taxable as they were considered capital gain to the stockholders.

Additional Information

Additional information about us can be obtained from the documents incorporated by reference herein. See “Where You Can Find More Information.”

Our Contact Information

Our executive offices are located at 4995 Murphy Canyon Road, Suite 300, San Diego, California 92123. Our telephone number is (760) 471-8536. We maintain an internet website at www.presidiopt.com. Information on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus or the registration statement of which it forms a part.

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RISK FACTORS

An investment in shares of our Common Stock is highly speculative and involves a high degree of risk. We face a variety of risks that may affect our operations or financial results and many of those risks are driven by factors that we cannot control or predict. Before investing in our Common Stock, you should carefully consider the risks below and set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ending December 31, 2020, which are incorporated by reference herein, and subsequent reports filed with the Commission, together with the financial and other information contained or incorporated by reference in this prospectus. If any of these risks occur, our business, prospects, financial condition and results of operations could be materially adversely affected. In that case, the trading price of our Common Stock would likely decline and you may lose all or a part of your investment. Only those investors who can bear the risk of loss of their entire investment should invest in our Common Stock.

We could be prevented from paying cash dividends on the Common Stock due to prescribed legal requirements.

Holders of shares of Common Stock will not receive dividends on such shares unless authorized by our Board of Directors and declared by us. Under Maryland law, cash dividends on stock may only be paid if, after giving effect to the dividends, our total assets exceed our total liabilities, and we are able to pay our indebtedness as it becomes due in the ordinary course of business. Unless we operate profitably, our ability to pay cash dividends on the Common Stock may be negatively impacted. Our business may not generate sufficient cash flow from operations to enable us to pay dividends on the Common Stock when payable. Further, even if we meet the applicable solvency tests under Maryland law to pay cash dividends on the Common Stock described above, we may not have sufficient cash to pay dividends on the Common Stock.

Furthermore, no dividends on Common Stock shall be authorized by our Board of Directors or paid, declared or set aside for payment by us at any time when the authorization, payment, declaration or setting aside for payment would be unlawful under Maryland law or any other applicable law. Holders of the Series D Preferred Stock will be entitled to receive cumulative cash dividends at a rate of 9.375% per annum of the $25.00 per share liquidation preference (equivalent to $2.34375 per annum per share). We will not pay dividends on our Common Stock, unless and until, we pay the required dividend to our Series D Preferred Stock holders.

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, will be the sole and exclusive forum for certain actions, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with the Company.

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, will be the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of any duty owed by any of our directors, officers or other employees to us or to our stockholders, (c) any action asserting a claim against us or any of our directors, officers or other employees arising pursuant to any provision of the MGCL or our charter or bylaws or (d) any action asserting a claim against us or any of our directors, officers or other employees that is governed by the internal affairs doctrine. This forum selection provision in our bylaws may limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or any our directors, officers or other employees.

If the Common Stock is delisted from Nasdaq, the ability to transfer or sell shares of the Common Stock may be limited and the market value of the Common Stock will likely be materially adversely affected.

Our Common Stock does not contain provisions that are intended to protect investors if our Common Stock is delisted from Nasdaq. If the Common Stock is delisted from Nasdaq, investors’ ability to transfer or sell shares of the Common Stock will be limited and the market value of the Common Stock will likely be materially adversely affected. Moreover, since the Common Stock has no stated maturity date, investors may be forced to hold shares of the Common Stock indefinitely while receiving stated dividends thereon when, as and if authorized by our Board of Directors and paid by us with no assurance as to ever receiving the liquidation value thereof.

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Market interest rates may have an effect on the value of the Common Stock.

One of the factors that will influence the price of the Common Stock will be the distribution yield on the Common Stock (as a percentage of the market price of the Common Stock) relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of the Common Stock to expect a higher distribution yield (and higher interest rates would likely increase our borrowing costs and potentially decrease funds available for distribution payments). Thus, higher market interest rates could cause the market price of the Common Stock to decrease and reduce the amount of funds that are available and may be used to make distribution payments.

In the event of a liquidation, you may not receive the full amount of your liquidation preference.

In the event of our liquidation, the proceeds will be used first to repay indebtedness and then to pay holders of shares of any class or series of our stock ranking senior to the Common Stock as to liquidation, including our 9.375% Series D Cumulative Redeemable Perpetual Preferred Stock, $0.01 par value per share (the “Series D Preferred Stock”), in an amount of each holder’s liquidation preference and accrued and unpaid distributions through the date of payment, prior to any payment being made to holders of our Common Stock. In the event we have insufficient funds to make payments in full to holders of the shares of the Common Stock and any other class or series of our stock ranking on parity with the Common Stock as to liquidation, such funds will be distributed ratably among such holders and such holders may not realize the full amount of their liquidation preference.

The market price of the Common Stock could be substantially affected by various factors.

The market price of the Common Stock could be subject to wide fluctuations in response to numerous factors. The price of the Common Stock that will prevail in the market after this offering may be higher or lower than the offering price depending on many factors, some of which are beyond our control and may not be directly related to our operating performance.

These factors include, but are not limited to, the following:

●	prevailing interest rates, increases in which may have an adverse effect on the market price of the Common Stock;

●	trading prices of similar securities;

●	our history of timely dividend payments;

●	the annual yield from dividends on the Common Stock as compared to yields on other financial instruments;

●	general economic and financial market conditions;

●	government action or regulation;

●	the financial condition, performance and prospects of us and our competitors;

●	changes in financial estimates or recommendations by securities analysts with respect to us or our competitors in our industry;

●	our issuance of additional preferred equity or debt securities;

●	actual or anticipated variations in quarterly operating results of us and our competitors;

●	actual or anticipated variations in our quarterly results of operations or distributions, including as a result of the recent COVID-19 pandemic and its impact on our business, financial condition, results of operations and cash flows;

●	changes in our FFO, earnings estimates or recommendations by securities analysts;

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●	publication of research reports about us or the real estate industry generally;

●	the extent of investor interest;

●	publication of research reports about us or the real estate industry;

●	increases in market interest rates that lead purchasers of our shares to demand a higher yield;

●	changes in market valuations of similar companies;

●	strategic decisions by us or our competitors, such as acquisitions, divestments, spin-offs, joint ventures, strategic investments or changes in business strategy;

●	the reputation of REITs generally and the reputation of REITs with portfolios similar to ours;

●	the attractiveness of the securities of REITs in comparison to securities issued by other entities (including securities issued by other real estate companies);

●	adverse market reaction to any additional debt that we incur or acquisitions that we make in the future;

●	additions or departures of key management personnel;

●	future issuances by us of our common stock or other equity securities;

●	actions by institutional or activist stockholders;

●	speculation in the press or investment community;

●	the realization of any of the other risk factors presented in this prospectus; and

●	general market and economic conditions.

As a result of these and other factors, investors who purchase the Common Stock in this offering may experience a decrease, which could be substantial and rapid, in the market price of the Common Stock, including decreases unrelated to our operating performance or prospects.

If a substantial number of shares become available for sale and are sold in a short period of time, the market price of our Common Stock could decline.

A large volume of sales of shares of our Common Stock could further decrease the prevailing market price of such shares and could impair our ability to raise additional capital through the sale of equity securities in the future. Even if sales of a substantial number of shares of our Common Stock are not effectuated, the perception of the possibility of these sales could depress the market price for such shares and have a negative effect on our ability to raise capital in the future.

Upon completion of this offering, we will have 11,898,191 shares of Common Stock outstanding (excluding shares of Common Stock issuable upon exercise of existing outstanding warrants or warrants that we may issue as dividends pursuant to our Registration Statement on Form S-11 initially filed with the Commission on November 9, 2021, which has not yet been declared effective). If our stockholders sell substantial amounts of our Common Stock in the public market following this offering, the market price of our Common Stock could decrease significantly. The perception in the public market that our stockholders might sell shares of Common Stock could also depress our market price. A decline in the price of shares of our Common Stock might impede our ability to raise capital through the issuance of additional shares of our Common Stock or other equity securities and could result in a decline in the value of the shares of our Common Stock purchased in this offering.

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Broad market fluctuations could negatively impact the market price of our Common Stock.

Stock market price and volume fluctuations could affect the market price of many companies in industries similar or related to ours and that have been unrelated to these companies’ operating performance. These fluctuations could reduce the market price of our Common Stock. Furthermore, our results of operations and prospects may be below the expectations of public market analysts and investors or may be lower than those of companies with comparable market capitalizations. Either of these factors could lead to a material decline in the market price of our Common Stock.

The market price of our Common Stock could be adversely affected by our level of cash distributions.

The market’s perception of our growth potential and our current and potential future cash distributions, whether from operations, sales or refinancing, as well as the real estate market value of the underlying assets, may cause our Common Stock to trade at prices that differ from our net asset value per share. If we retain operating cash flow for investment purposes, working capital reserves or other purposes, these retained funds, while increasing the value of our underlying assets, may not correspondingly increase the market price of our Common Stock. Our failure to meet the market’s expectations with regard to future earnings and cash distributions likely would adversely affect the market price of our Common Stock.

Future offerings of debt, which would be senior to our Common Stock upon liquidation, and any preferred equity securities that may be issued and be senior to our Common Stock for purposes of dividend distributions or upon liquidation, may adversely affect the market price of our Common Stock.

In the future, we may seek additional capital and commence offerings of debt or preferred equity securities, including medium-term notes, senior or subordinated notes and preferred stock. Upon liquidation, holders of our debt securities and shares of preferred stock, including our Series D Preferred Stock, and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our Common Stock. Future shares of preferred stock, if issued, could have a preference on liquidating distributions or dividend payments that could limit our ability to pay a dividend or make another distribution to the holders of our Common Stock. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, and consequently, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future offerings reducing the market price of our Common Stock and diluting their stock holdings in us.

A future issuance of stock could dilute the value of our Common Stock.

We may sell additional shares of Common Stock, or securities convertible into or exchangeable for such shares, in subsequent public or private offerings. Upon completion of this offering, there will be 11,898,191 shares of our Common Stock (excluding shares of Common Stock issuable upon exercise of the existing outstanding warrants and warrants issuable as dividends pursuant to our Registration Statement on Form S-11 initially filed with the Commission on November 9, 2021, which has not yet been declared effective) and 920,000 shares of our Series D Preferred Stock issued and outstanding. Those shares outstanding do not include the potential issuance, as of the date of this prospectus, of approximately 586,620 shares of our Common Stock that will be available for future issuance under the 2017 Plan. Future issuance of any new shares could cause further dilution in the value of our outstanding shares of Common Stock. We cannot predict the size of future issuances of our Common Stock, or securities convertible into or exchangeable for such shares, or the effect, if any, that future issuances and sales of shares of our Common Stock will have on the market price of our Common Stock. Sales of substantial amounts of our Common Stock, or the perception that such sales could occur, may adversely affect prevailing market prices of our Common Stock.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement and the documents incorporated by reference herein include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21B of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All statements other than statements of historical fact contained or incorporated by reference in this prospectus are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, business prospectus, growth strategy, and liquidity. These forward-looking statements are subject to a number of known risks, unknown risks, uncertainties and assumptions, and our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the “Risk Factors” section of this prospectus, and the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Commission.

The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and we undertake no obligation to update any such statements. You should not place undue reliance on these forward-looking statements.

You should carefully read the factors described in the “Risk Factors” section of any prospectus supplement or other offering material, as well as any risks described in the documents incorporated by reference into this prospectus for a description of certain risks that could, among other things, cause our actual results to differ from these forward-looking statements. You should understand that it is not possible to predict or identify all such factors, and that this list should not be considered a complete statement of all potential risks and uncertainties. You should also realize that if the assumptions we have made prove inaccurate, or if unknown risks and/or uncertainties materialize, actual results could vary materially from the views and estimates included or incorporated by reference in this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from sales of the shares of our Common Stock covered by this prospectus by any of the Selling Stockholders. The proceeds from the sale of the Common Stock covered by this prospectus are solely for the accounts of the Selling Stockholders.

We will bear all costs, expenses, and fees in connection with the registration of the shares. Brokerage commissions and similar selling expenses, if any, attributable to the offer or sale of the shares, will be borne by the Selling Stockholders.

SELLING STOCKHOLDERS

This reoffer prospectus covers the reoffer and resale by the Selling Stockholders listed below of an aggregate of up to 416,549 shares of our Common Stock previously issued under the Plans and available for resale, which constitute “restricted securities” or “control securities” within the meaning of Form S-8.

The following table sets forth, as of December 27, 2021 (the “Date of Determination”), the number of shares beneficially owned by each current Selling Stockholder to the best of our knowledge. The number of shares in the column “Shares Beneficially Owned Prior to the Offering” represents the total number of shares that a Selling Stockholder currently owns or has the right to acquire within sixty (60) days of the Date of Determination. The number of shares in the column “Number of Shares Being Offered,” represents all the shares that a Selling Stockholder may offer under this reoffer prospectus. The number of shares in the column “After the Offering” and footnotes assume that the Selling Stockholders will sell all of the shares listed in the column “Number of Shares Being Offered Hereby.” However, because the Selling Stockholders may sell all or some of their shares under this reoffer prospectus from time to time, or in another permitted manner, we cannot assure you as to the actual number of shares that will be sold by the Selling Stockholders or that will be held by the Selling Stockholders after completion of any sales. We do not know how long the Selling Stockholders will hold the shares before selling them. Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Exchange Act. The Selling Stockholders have not had a relationship with us within the past three years other than as current or former employees or directors or as a result of their ownership of our shares or other securities.

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Information concerning the Selling Stockholders may change from time to time and changed information will be presented in a supplement to this reoffer prospectus, when necessary and required. If, subsequent to the date of this reoffer prospectus, we grant additional awards to the Selling Stockholders or to other affiliates under the Plan, we may supplement this reoffer prospectus to reflect such additional awards and the names of such affiliates and the amounts of securities to be reoffered by them.

We have based our calculation of the percentage of beneficial ownership prior to this offering on 11,898,191 shares of Common Stock of the Company outstanding as of December 27, 2021.

The address of each Selling Stockholder is c/o Presidio Property Trust, Inc., 4995 Murphy Canyon Road, Suite 300, San Diego, California 92123, unless otherwise indicated.

	Prior to the Offering (1)			After the Offering (2)
Name of Selling Stockholder and Position with the Company	Number of Shares of Series A	% Of Total Outstanding	Number of Shares being Offered Hereby	Number of Shares of Series A	% Of Total Outstanding
	Common Stock	Shares		Common Stock	Shares
Jack Heilbron, Chief Executive Officer President	213,540	1.79%	98,437	213,540	1.79%
Adam Sragovicz, Chief Financial Officer	58,852	*	42,456	58,852	*
Gary Katz, Chief Investment Officer	77,747	*	50,548	77,747	*
Ed Bentzen, Chief Accounting Officer	—	*	6,000	—	*
Larry Dubose, Director, Chief Financial Officer and Director of NetREIT Dubose, and Chief Executive Officer of Dubose Advisors and NetREIT Advisors	123,441	1.04%	64,622	123,441	1.04%
Dave Bruen, Director	35,743	*	18,417	35,743	*
Jennifer Barnes, Director	14,183	*	18,269	14,183	*
James Durfey, Director	36,123	*	26,209	36,123	*
Sumner Rollings, Director	49,444	*	22,566	49,444	*
Kelly Fields	**	*	3,176	**	*
Waleska Neris	**	*	1,966	**	*
Melissa Jarrell	**	*	4,661	**	*
Cyndi Hannigan	**	*	1,465	**	*
Kelly Pierce	**	*	3,000	**	*
Estefani Nieto	**	*	812	**	*
Abby Johnson	**	*	1,179	**	*
Bruce Harley	**	*	5,406	**	*
Clayton William	**	*	2,784	**	*
Steven Foss	**	*	3,514	**	*
Lowell Hartkorn	**	*	4,575	**	*
Steven Hightower	**	*	9,425	**	*
Nancy Davis	**	*	463	**	*
Brandy Sharp	**	*	1,036	**	*
Bill Allen,	**	*	4,050	**	*
Shirley Bullard,	**	*	3,376	**	*
Kenneth Elsberry	**	*	10,790	**	*
Jessica Joelson	**	*	3,450	**	*
Laureen Ong	**	*	2,855	**	*
Thomas Schwartz	**	*	1,042	**	*

*	Less than 1%.

**	To the best of our knowledge, this Selling Stockholder owns a nominal number of our shares.

(1)	Does not included unvested shares of restricted stock that are being offered hereby.

(2)	Assumes all the shares held by each Selling Stockholder being offered under this prospectus are sold, and that no Selling Stockholder will acquire additional securities before the completion of this offering.

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PLAN OF DISTRIBUTION

The purpose of this reoffer prospectus is to allow the Selling Stockholders to offer for sale and sell all or a portion of each individual’s Common Stock. The Selling Stockholders may sell the Common Stock registered pursuant to this reoffer prospectus directly to purchasers or through broker-dealers or agents, who may receive compensation in the form of discounts, concessions, or commissions from the Selling Stockholders or the purchasers. These commissions as to any particular broker-dealer or agent may be in excess of those customary in the types of transactions involved. Neither we nor the Selling Stockholders can presently estimate the amount of this compensation.

The Common Stock offered under this reoffer prospectus may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve block transactions, on any national securities exchange on which the Common Stock may be then listed.

The aggregate proceeds to each Selling Stockholder from the sale of the Common Stock will be the purchase price of the Common Stock, less discounts and commissions, if any. The Selling Stockholders reserve the right to accept and, together with his, her or its agents from time to time, to reject, in whole or in part, any proposed purchase of the Common Stock to be made directly or through agents. We will not receive any of the proceeds from a sale of the Common Stock by the Selling Stockholders.

The Selling Stockholders and any broker-dealers or agents that participate in the sale of the Common Stock, may be deemed to be “underwriters” under the Securities Act. Any discounts, commissions, concessions, or profit they earn on any resale of the Common Stock may be underwriting discounts and commissions under the Securities Act. If a Selling Stockholder is an “underwriter” under the Securities Act, the Selling Stockholder will be subject to the prospectus delivery requirements of the Securities Act.

Any securities covered by this reoffer prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 of the Securities Act rather than pursuant to this reoffer prospectus.

There can be no assurance that the Selling Stockholders will sell any or all of the securities offered by them hereby.

LEGAL MATTERS

The validity of the issuance of the shares of Common Stock offered in this prospectus will be passed upon for us by Venable LLP, Baltimore, Maryland.

EXPERTS

The consolidated financial statements of Presidio Property Trust, Inc. and its subsidiaries (formerly NetREIT, Inc. and Subsidiaries) as of December 31, 2020 and 2019 and the related financial statement schedule, incorporated by reference in this prospectus, have been audited by Baker Tilly, LLP, (which effective as of November 1, 2020, merged with Squar Milner LLP), an independent registered public accounting firm, as stated in their reports incorporated by reference herein. Such financial statements and financial statement schedule have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by the Registrant with the Commission are incorporated in and made a part of this Registration Statement by reference, as of their respective dates:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on March 30, 2021;

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the Commission on May 10, 2021;

●	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, filed with the Commission on August 10, 2021;

●	our Quarterly Report on Form 10-Q for the quarter ended Sept 30, 2021, filed with the Commission on November 12, 2021;

●	our Current Reports on Form 8-K filed with the Commission on January 22, 2021, January 29, 2021, February 3, 2021, February 11, 2021, February 17, 2021, February 22, 2021, February 24, 2021, March 3, 2021, March 9, 2021, March 17, 2021, May 25, 2021, May 26, 2021, May 27, 2021, June 15, 2021, June 17, 2021, June 24, 2021, July 14, 2021, July 21, 2021, July 23, 2021, August 18, 2021, August 19, 2021, August 25, 2021, August 26, 2021, September 20, 2021, October 15, 2021, November 9, 2021, November 16, 2021, November 23, 2021, December 9, 2021, December 17, 2021 and December 22, 2021;

●	our definitive proxy statement on Schedule 14A for 2021 Annual Meeting of Stockholders filed with the Commission on April 13, 2021; and

●	the description of our Series A Common Stock set forth in the registration statement on Form 8-A registering our Series A Common Stock under Section 12 of the Exchange Act, which was filed with the Commission on October 2, 2020, including any amendments or reports filed for purposes of updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement, and prior to the filing of a post-effective amendment to this Registration Statement, that indicates that all securities offered by this Registration Statement have been sold, or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement, and to be a part of this Registration Statement from the date of filing of such documents.

In no event, however, will any information that the Registrant discloses under Item 2.02 or Item 7.01 of any Current Report on Form 8-K that the Registrant may from time to time furnish to the Commission be incorporated by reference into, or otherwise become a part of, this Registration Statement. Any statement contained in a document that is deemed to be incorporated by reference or deemed to be part of this Registration Statement after the most recent effective date may modify or replace existing statements contained in this Registration Statement.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the Commission. Our Commission filings are available to the public over the Internet at the Commission’s web site at www.sec.gov. We also make this information available on the investors’ relations section of our website at www.presidiopt.com. Information on, or accessible through, our website is not part of, and is not incorporated into, this prospectus or the registration statement of which it forms a part.

This prospectus is part of the registration statement and does not contain all the information included in the registration statement. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are a part of the registration statement. You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus and any prospectus supplement. The securities offered under this prospectus and any prospectus supplement are offered only in jurisdictions where offers and sales are permitted. The information contained in this prospectus and any prospectus supplement, is accurate only as of the date of this prospectus and prospectus supplement (if any), respectively, regardless of the time of delivery of this prospectus or any prospectus supplement, or any sale of the securities.

This prospectus omits some information contained in the registration statement in accordance with Commission rules and regulations. You should review the information and exhibits included in the registration statement for further information about us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the Commission are not intended to be comprehensive and are qualified by reference to these filings and documents. You should review the complete document to evaluate these statements.

PRESIDIO PROPERTY TRUST, INC.

1,003,169 SHARES OF SERIES A COMMON STOCK

REOFFER PROSPECTUS

The date of this reoffer prospectus is December 30, 2021.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by the Registrant with the Commission are incorporated in and made a part of this Registration Statement by reference, as of their respective dates:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on March 30, 2021;

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the Commission on May 10, 2021;

●	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, filed with the Commission on August 10, 2021;

●	our Quarterly Report on Form 10-Q for the quarter ended Sept 30, 2021, filed with the Commission on November 12, 2021;

●	our Current Reports on Form 8-K filed with the Commission on January 22, 2021, January 29, 2021, February 3, 2021, February 11, 2021, February 17, 2021, February 22, 2021, February 24, 2021, March 3, 2021, March 9, 2021, March 17, 2021, May 25, 2021, May 26, 2021, May 27, 2021, June 15, 2021, June 17, 2021, June 24, 2021, July 14, 2021, July 21, 2021, July 23, 2021, August 18, 2021, August 19, 2021, August 25, 2021, August 26, 2021, September 20, 2021, October 15, 2021, November 9, 2021, November 16, 2021, November 23, 2021, December 9, 2021, December 17, 2021 and December 22, 2021;

●	our definitive proxy statement on Schedule 14A for 2021 Annual Meeting of Stockholders filed with the Commission on April 13, 2021; and

●	the description of our Series A Common Stock set forth in the registration statement on Form 8-A registering our Series A Common Stock under Section 12 of the Exchange Act, which was filed with the Commission on October 2, 2020, including any amendments or reports filed for purposes of updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered by this Registration Statement have been sold or that deregisters all securities then remaining unsold will be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the date of filing of such document.

In no event, however, will any information that the Registrant discloses under Item 2.02 or Item 7.01 of any Current Report on Form 8-K that the Registrant may from time to time furnish to the Commission be incorporated by reference into, or otherwise become a part of, this Registration Statement. Any statement contained in a document that is deemed to be incorporated by reference or deemed to be part of this Registration Statement after the most recent effective date may modify or replace existing statements contained in this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Maryland General Corporation Law, or MGCL, permits a Maryland corporation to include a provision in its charter limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and which is material to the cause of action. The Registrant’s charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a corporation (unless its charter provides otherwise, which the Registrant’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or certain other capacities unless it is established that:

●	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

●	the director or officer actually received an improper personal benefit in money, property or services; or

●	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, a corporation may not indemnify a director or officer in a suit by or in the right of the corporation in which the director or officer was adjudged liable to the corporation or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the Registrant or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

The Registrant’s charter authorizes it, and the Registrant’s bylaws obligate it, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

●	any present or former director or officer of the Registrant who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity; or

●	any individual who, while a director or officer of the Registrant and at its request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

The Registrant’s charter and bylaws also permit it to indemnify and advance expenses to any individual who served any of the Registrant’s predecessors in any of the capacities described above and any employee or agent of the Registrant or any of the Registrant’s predecessors.

The Registrant has entered into indemnification agreements with each of its executive officers and directors whereby the Registrant agreed to indemnify such executive officers and directors to the fullest extent permitted by Maryland law against all expenses and liabilities. These indemnification agreements also provide that upon an application for indemnity by an executive officer or director to a court of appropriate jurisdiction, such court may order the Registrant to indemnify such executive officer or director. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, the Registrant gas been informed that in the opinion of the Commission such indemnification is against public policy and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

The issuance of the shares of Common Stock being offered by the Form S-3 resale prospectus were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act (or Regulation D promulgated thereunder). The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about the Registrant.

Item 8. Exhibits.

The following are filed as exhibits to this Registration Statement on Form S-8:

Exhibit Number	Description
4.1	Presidio Property Trust, Inc. 2017 Incentive Award Plan (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed on October 19, 2017)

4.2	1999 Flexible Incentive Plan (incorporated by reference to Exhibit 10.1 of the Registrant’s Registration Statement on Form 10-12B filed on May 6, 2008).

5.1	Opinion of Venable LLP (filed herewith)

23.1	Consent of Baker Tilly

23.2	Consent of Venable LLP (included in Exhibit 5.1)

24.1	Power of Attorney (including on signature page hereof)

10.1	Form of Restricted Stock Agreement under 2017 Incentive Award Plan (incorporated by reference to Exhibit 10.25 of the Registrant’s Registration Statement on Form S-11 filed on January 17, 2018)

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers, or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

a)	Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California on December 30, 2021.

PRESIDIO PROPERTY TRUSUT, Inc.

By:	/s/ Jack K. Heilbron
Jack K. Heilbron
Chairman of the Board, Chief Executive Officer and President

POWER OF ATTORNEY

Each of the undersigned constitutes and appoints Jack K. Heilbron his or her true and lawful attorney-in-fact and agent, each acting alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-8 of Presidio Property Trust, Inc. relating to the company’s 2017 Incentive Award Plan and 1999 Flexible Incentive and any or all amendments or post-effective amendments to the Registration Statement on Form S-8, and any and all future Registration Statements on Form S-8 filed for the purpose of registering additional shares resulting from share increases under the company’s 2017 Incentive Award Plan, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Jack K. Heilbron	Chairman of the Board, Chief	December 30, 2021
Jack K. Heilbron	Executive Officer and President (Principal Executive Officer)

/s/ Larry G. Dubose	Director; Chief Financial Officer	December 30, 2021
Larry G. Dubose	and Director of NetREIT Dubose; Chief Executive Officer of Dubose Advisors; Chief Executive Officer of NetREIT Advisors

/s/ Adam Sragovicz	Chief Financial Officer	December 30, 2021
Adam Sragovicz	(Principal Financial Officer)

/s/ Ed Bentzen	Chief Accounting Officer	December 30, 2021
Ed Bentzen	(Principal Accounting Officer)

/s/ Jennifer A. Barnes	Director	December 30, 2021
Jennifer A. Barnes

/s/ David T. Bruen	Director	December 30, 2021
David T. Bruen

/s/ James R. Durfey	Director	December 30, 2021
James R. Durfey

/s/ Sumner J. Rollings	Director	December 30, 2021
Sumner J. Rollings